EXHIBIT 99.1

Contact: Investor Inquiries (505) 468-2341
Media Inquiries (505) 468-4582

Sun Healthcare Group, Inc. Announces New Financing

Irvine, Calif. (September 8, 2003) - Sun Healthcare Group, Inc. (OTC-SUHG.OB) announced today that Sun and its affiliates have entered into a new $75 million senior secured revolving credit facility with CapitalSource Finance LLC, as collateral agent, and certain other lenders. CapitalSource, headquartered in Chevy Chase, Maryland, is a specialized commercial finance company, offering asset-based, senior cash flow and mezzanine financing.

The new senior credit facility refinanced the Company's previous revolving loan agreement with its former lenders, led by Heller Healthcare Finance, Inc. as collateral agent and Citicorp USA, Inc. as administrative agent. Those lenders have now been paid in full.

The CapitalSource revolving credit facility has a term of two years and will be used to fund working capital and other corporate obligations of Sun and its affiliates. The credit facility will increase the Company's liquidity by approximately $20 million due primarily to a release of reserves previously imposed by its former senior lenders.

"This new financing strengthens Sun as we continue with our restructuring," said Richard K. Matros, Sun's chairman and chief executive officer. Matros continued, "We are pleased with the confidence that CapitalSource has placed in our ability to conclude our restructuring and become a viable long-term care provider for the future. The liquidity afforded by our refinancing permits the Company to consider a broader range of options to resolve the remaining issues that challenge Sun."

The CapitalSource credit facility contains financial covenants that are based on Sun's current operations. Previously, Sun was in default with certain financial covenants contained in its prior revolving loan agreement. Those financial covenants were based on projections that were developed in 2001, long before the Company's ongoing restructuring. Matros observed, "The financial covenants that were negotiated with CapitalSource are a more realistic set of requirements for the restructuring enterprise. We are not through with our restructuring yet, but we are hopeful that with this new lending relationship, we move one step closer to successfully completing those efforts."

###

Headquartered in Irvine, Calif., Sun Healthcare Group, Inc. owns many of the country's leading healthcare providers. Through its wholly-owned SunBridge Healthcare Corporation subsidiary and its affiliated companies, Sun's affiliates together operate long-term and postacute care facilities in many states. In addition, the Sun Healthcare Group family of companies provides high-quality therapy, home care and other ancillary services for the healthcare industry.

For further information regarding the Company and the matters reported herein, see the Company's Report on Form 10-K for the year ended December 31, 2002, a copy of which is available at the Company's web site, www.sunh.com.

Statements made in this release that are not historical facts may be "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may" and similar expressions. Factors that could cause actual results to differ materially include, but are not limited to, the following: the ability to comply with the covenants in the Company's senior credit facility; the ability to complete asset sales on a timely basis to provide liquidity to complete its restructuring; changes in Medicare and Medicaid reimbursements; efforts of third-party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; further consolidation of managed care organizations and other third-party payors; competition in our business; potential liability for losses not covered by, or in excess of, our insurance; competition for qualified staff in the healthcare industry; our ability to control operating costs, return to profitability and generate sufficient cash flow to meet operational and financial requirements; our ability to complete a restructuring of the Company to create a viable entity; and the potential impact an economic downturn or changes in the laws affecting our business in those markets in which we operate. More information on factors that could affect our business and financial results are included in our Annual Report on Form 10-K for the year ended December 31, 2002, and other public filings made with the Securities and Exchange Commission.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.